Filed pursuant to Rule 433

Registration No. 333-252340

Issuer Free Writing Prospectus dated August 2, 2022

Relating to Preliminary Prospectus Supplement dated August 2, 2022

Term Sheet

August 2, 2022

Issuer:	Intel Corporation
Anticipated Ratings*:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)
Security Type:	SEC Registered
Trade Date:	August 2, 2022
Expected Settlement Date**:	August 5, 2022 (T+3)
Use of proceeds:	From the sales of the notes other than the green bonds: General corporate purposes, including, but not limited to, refinancing of outstanding debt, funding for working capital and capital expenditures.

From the sales of the green bonds: Financing or refinancing, in whole or in part, one or more Eligible Projects (as defined in the issuer’s preliminary prospectus supplement, dated August 2, 2022).

3.750% Senior Notes due 2027

Size:	$1,250,000,000
Maturity Date:	August 5, 2027
Coupon:	3.750%
Interest Payment Dates:	February 5 and August 5, commencing on February 5, 2023
Price to Public:	99.896%, plus accrued interest from August 5, 2022, if any.
Benchmark Treasury:	UST 2.750% due July 31, 2027
Benchmark Treasury Price/Yield:	99-133⁄4/2.873%
Spread to Benchmark Treasury:	+90 bps
Yield:	3.773%
Make-Whole Call:	T+15 bps for any redemption prior to July 5, 2027
Par Call:	On or after July 5, 2027
CUSIP/ISIN:	458140BY5/US458140BY59

4.000% Senior Notes due 2029

Size:	$850,000,000
Maturity Date:	August 5, 2029
Coupon:	4.000%
Interest Payment Dates:	February 5 and August 5, commencing on February 5, 2023
Price to Public:	99.752%, plus accrued interest from August 5, 2022, if any.
Benchmark Treasury:	UST 2.625% due July 31, 2029
Benchmark Treasury Price/Yield:	98-20+/2.841%
Spread to Benchmark Treasury:	+120 bps
Yield:	4.041%
Make-Whole Call:	T+20 bps for any redemption prior to June 5, 2029
Par Call:	On or after June 5, 2029
CUSIP/ISIN:	458140BZ2/US458140BZ25

4.150% Senior Notes due 2032 (the “green bonds”)

Size:	$1,250,000,000
Maturity Date:	August 5, 2032
Coupon:	4.150%
Interest Payment Dates:	February 5 and August 5, commencing on February 5, 2023
Price to Public:	99.838%, plus accrued interest from August 5, 2022, if any.
Benchmark Treasury:	UST 2.875% due May 15, 2032
Benchmark Treasury Price/Yield:	100-28+/2.770%
Spread to Benchmark Treasury:	+140 bps
Yield:	4.170%
Make-Whole Call:	T+25 bps for any redemption prior to May 5, 2032
Par Call:	On or after May 5, 2032
CUSIP/ISIN:	458140CA6/US458140CA64

4.900% Senior Notes due 2052

Size:	$1,750,000,000
Maturity Date:	August 5, 2052
Coupon:	4.900%
Interest Payment Dates:	February 5 and August 5, commencing on February 5, 2023
Price to Public:	99.797%, plus accrued interest from August 5, 2022, if any.
Benchmark Treasury:	UST 2.250% due February 15, 2052
Benchmark Treasury Price/Yield:	84-09/3.063%
Spread to Benchmark Treasury:	+185 bps
Yield:	4.913%
Make-Whole Call:	T+30 bps for any redemption prior to February 5, 2052
Par Call:	On or after February 5, 2052
CUSIP/ISIN:	458140CB4/US458140CB48

5.050% Senior Notes due 2062

Size:	$900,000,000
Maturity Date:	August 5, 2062
Coupon:	5.050%
Interest Payment Dates:	February 5 and August 5, commencing on February 5, 2023
Price to Public:	99.778%, plus accrued interest from August 5, 2022, if any.
Benchmark Treasury:	UST 2.250% due February 15, 2052
Benchmark Treasury Price/Yield:	84-09/3.063%
Spread to Benchmark Treasury:	+200 bps
Yield:	5.063%
Make-Whole Call:	T+30 bps for any redemption prior to February 5, 2062
Par Call:	On or after February 5, 2062
CUSIP/ISIN:	458140CC2/US458140CC21

Joint Book-Running Managers:	J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc.
ICBC Standard Bank Plc***
NatWest Markets Securities Inc
CastleOak Securities, L.P.
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

***

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533, (ii) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (iii) BofA Securities, Inc. toll-free at 1-800-294-1322 or (iv) Goldman Sachs & Co. LLC toll-free at 1-866 471-2526.

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